As filed with the Securities and Exchange Commission on December 17, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Integra LifeSciences Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0317849
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1100 Campus Road

Princeton, New Jersey 08540

(Address of Principal Executive Offices Including Zip Code)

Fifth Amended and Restated Integra LifeSciences Holdings Corporation 2003 Equity Incentive Plan

(Full Title of the Plan)

Eric I. Schwartz

Executive Vice President, Chief Legal Officer & Secretary

1100 Campus Road

Plainsboro, New Jersey 08540

(Name and Address of Agent For Service)

(609) 275-0500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,900,000 shares	$63.755	$121,134,500.00	$11,229.17

(1)

This registration statement (the “Registration Statement”) of Integra LifeSciences Holdings Corporation (the “Registrant”) relates to 1,900,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Integra LifeSciences Holdings Corporation Fifth Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”), an employee benefit plan, in addition to the 1,700,000 shares of Common Stock issued under the 2003 Plan that were registered by the Registrant on Form S-8 (File No. 333-221210), the 65,804 shares of Common Stock issued under the 2003 Plan that were registered by the Registrant on Form S-8 (File No. 333-216212), the 1,750,000 shares of Common Stock issued under the 2003 Plan that were registered by the Registrant on Form S-8 (File No. 333-170210), the 750,000 shares of Common Stock issued under the 2003 Plan that were registered by the Registrant on Form S-8 (File No. 333-155263), the 1,500,000 shares of Common Stock issued under the 2003 Plan that were registered by the Registrant on Form S-8 (File No. 333-127488), and the 2,500,000 shares of Common Stock issued under the 2003 Plan that were registered by the Registrant on Form S-8 (File No. 333-109042) filed with the Securities Exchange Commission (the “Commission”) on October 30, 2017, February 24, 2017, October 29, 2010, November 10, 2008, August 12, 2005 and September 23, 2003, respectively (together, the “Prior Forms S-8”). The contents of the Prior Forms S-8 are incorporated into this Registration Statement by reference. The total number of shares of Common Stock registered under this Registration Statement and under the Prior Forms S-8, as adjusted for a 2 for 1 stock split in January 2017, equals 16,665,804 shares. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Common Stock that may become issuable under the 2003 Plan by reason of any substitutions or adjustments to shares to account for any change in corporate capitalization, such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination or exchange of shares of Common Stock, dividend in kind, or other like change in capital structure.

(2)

Estimated solely for the purposes of determining the amount of the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low sale prices for the shares of the Common Stock as reported on the Nasdaq Global Select Market on December 15, 2021.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be sent or given to the participants in the 2003 Plan as required by Rule 428(b)(1). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Commission on February 23, 2021;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021 filed with the Commission on April 29, 2021, July 29, 2021 and November 2, 2021, respectively;

(b)	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 9, 2021, to the extent incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 12, 2021, April 1, 2021, May 18, 2021, June 24, 2021, October 28, 2021, December 1, 2021 and December 15, 2021; and

(d)	The description of the Common Stock contained in Exhibit 4.13 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, and as amended by any subsequent amendment or any report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. The Registrant does not and will not, however, incorporate by reference in this Registration Statement any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

General Corporation Law of the State of Delaware

The Registrant is organized under the laws of the State of Delaware. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Any person claiming indemnification within the scope of Section 6.01 of the Registrant’s second amended and restated bylaws (the “Bylaws”) is entitled to advances from the Registrant for payment of the expenses of defending actions against such person in the manner and to the full extent permissible under Delaware law.

Subject to Section 102(b)(7) of the DGCL, the Registrant’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), eliminates certain liability of the directors for breach of their fiduciary duties as directors. Article 7 of the Certificate of Incorporation provides that neither the Registrant, nor its stockholders, may recover monetary damages from its directors for breach of fiduciary duties as directors except to the extent that Section 102(b)(7) (or any successor provision) of the DGCL, as amended from time, expressly provides that the liability of a director may not be eliminated or limited. Under the DGCL, liability of a director may not be limited (i) for any breach of a director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The indemnification provided under Article 6 of the Bylaws is in the nature of a contract between the Registrant and each of its directors and officers. No amendment or repeal of any provision of Article 6 of the Bylaws will alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

The indemnification and advancement of expenses provided by Article 6 of the Bylaws is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and will continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs, executors and administrators of such person.

The Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent or is or was serving at the Registrant’s request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under the provisions of the Bylaws.

The Registrant has entered into indemnification agreements with all of its non-employee directors and executive officers that require it to indemnify these persons to the fullest extent permitted by applicable law against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee, or on his or her behalf, as applicable, in connection with such third-party proceeding or any claim, issue or matter therein, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant and, in the case of a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. All but one of the indemnification agreements further provide for the indemnification of any such non-employee director or executive officer against all expenses incurred in the successful defense of any proceeding, whether on the merits or otherwise, in a proceeding or in defense of any claim, issue or matter therein, in whole or in part, and also establish procedures that will apply if a claim for indemnification arises under the indemnification agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1(a)	Amended and Restated Certificate of Incorporation of the Registrant dated February 16, 1993 (Incorporated by reference to Exhibit 3.1(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005).

4.1(b)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated May 22, 1998 (Incorporated by reference to Exhibit 3.1(b) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998).

4.1(c)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated May 17, 1999 (Incorporated by reference to Exhibit 3.1(c) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).

4.1(d)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated December 21, 2016 (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 22, 2016).

4.2(a)	Amended and Restated Bylaws of the Registrant, effective as of May 17, 2012 (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on April 13, 2012).

4.2(b)	Second Amended and Restated Bylaws of Integra LifeSciences Holdings Corporation, effective as of December 11, 2018 (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on December 12, 2018).

4.3	Integra LifeSciences Holdings Corporation Fifth Amended and Restated 2003 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 18, 2021).

5.1	Opinion of Sullivan & Cromwell LLP.+

23.1	Consent of Independent Registered Public Accounting Firm.+

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).+

24.1	Powers of Attorney.+

+	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Princeton, state of New Jersey, on this 17th day of December, 2021.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:	/s/ Jan D. De Witte
Jan D. De Witte
Director, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities on December 17, 2021.

SIGNATURE	TITLE
/s/ Jan D. De Witte	Director, President and
/s/ Jan D. De Witte	Chief Executive Officer (Principal Executive Officer)

/s/ Carrie L. Anderson	Executive Vice President
Carrie L. Anderson	and Chief Financial Officer (Principal Financial Officer)

/s/ Jeffrey A. Mosebrook	Senior Vice President and Controller (Principal Accounting Officer)
Jeffrey A. Mosebrook

*	Chairman of the Board
Stuart Essig, Ph.D.

*	Director
Rhonda Germany Ballintyn

*	Director
Keith Bradley, Ph.D.

*	Director
Shaundra Clay

*	Director
Barbara B. Hill

*	Director
Donald E. Morel, Jr., Ph.D.

*	Director
Raymond G. Murphy

*	Director
Christian S. Schade

*

This Registration Statement has been signed on behalf of the above directors by Jan D. De Witte, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

DATED: December 17, 2021	By:	/s/ Jan D. De Witte
Jan D. De Witte, Attorney-in-Fact